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                                                                      Exhibit 22
                             List of Subsidiaries

ProMedCo of Abilene, Inc.

ProMedCo of Denton, Inc.

ProMedCo of Cullman, Inc.

ProMedCo of Lake Worth, Inc.

ProMedCo of Mayfield, Inc.

ProMedCo of Temple, Inc.

ProMedCo of Northern Nevada, Inc.

ProMedCo Inc.